                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) August 9, 1999 with respect to the consolidated financial statements and schedule of Accredo Health, Incorporated, (ii) August 21, 1998 with respect to the financial statements and schedule of Texas Health Pharmaceutical Resources, (iii) March 19, 1999 with respect to the financial statements and schedule of Children's Memorial Home Hemophilia Services and
(iv) November 19, 1999 with respect to the financial statements of Sunrise Health Management, Inc. in the Registration Statement (Form S-3) and related Prospectus of Accredo Health, Incorporated dated July 27, 2000.


                                                           /s/Ernst & Young LLP

Memphis, Tennessee
July 27, 2000